Exhibit 10.3

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made and entered into as of October 19, 2008 by and among Southwest Casino Corporation, a Nevada corporation (“SCC”), Southwest Casino and Hotel Corp., a Minnesota corporation (“SCH”) (SCC and SCH are referred to herein each individually as a “Guarantor” and collectively, as the “Southwest Guarantors”) and Black Diamond Commercial Finance, L.L.C., a Delaware limited liability company, as Agent (“Agent”).  Unless otherwise specified herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Credit Agreement (as hereinafter defined).

WITNESSETH:

WHEREAS, SCC owns 100% of the capital stock of SCH;

WHEREAS, SCH owns a 50% Membership Interest (as such term is defined in the Member Control Agreement, as defined below) (the “Membership Interest”) in North Metro Harness Initiative, LLC, a Minnesota limited liability company (the “Borrower”), whose business and affairs are governed by that certain Member Control Agreement of North Metro Harness Initiative, LLC, entered into and effective as of June 8, 2004 (as has been and may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Member Control Agreement”);

WHEREAS, SCH’s Membership Interest in the Company includes a 50% Percentage Interest (as such term is defined in the Member Control Agreement) in the Borrower;

WHEREAS, MTR-Harness, Inc., a Minnesota corporation (“MTR Harness”), is owner of a 50% Membership Interest (as such term is defined in the Member Control Agreement) in the Borrower;

WHEREAS, pursuant to that certain Credit Agreement, dated as of April 20, 2007 (as heretofore amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Borrower, North Metro Hotel, LLC, a Minnesota limited liability company, as a guarantor and a Loan Party (“Hotel LLC”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), and Agent, Lenders have made certain loans and financial accommodations to Borrower;

WHEREAS, SCC, SCH and Agent are parties to that certain Limited Guaranty dated as of July 1, 2008 (the “Southwest Guaranty”), pursuant to which the Southwest Guarantors unconditionally guaranteed the Obligations on a limited basis as set forth therein, and SCH and Agent are parties to that certain Pledge Agreement, dated as of April 20, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Southwest Pledge Agreement”), pursuant to which SCH pledged to Agent, for the benefit of itself and the benefit of Lenders, a first priority security interest in the Pledged Collateral (as defined in the Southwest Pledge Agreement);

WHEREAS, MTR Harness, MTR Gaming Group, Inc., a Delaware corporation (“MTR Gaming”) (MTR Harness and MTR Gaming are referred to herein each individually as an “MTR Guarantor” and collectively, as the “MTR Guarantors”) and Agent are parties to that certain Limited Guaranty dated as of July 1, 2008 (the “MTR Guaranty”), and MTR Harness and Agent are parties to that certain Pledge Agreement, dated as of April 20, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “MTR Pledge Agreement”);

WHEREAS, certain Events of Default have occurred and are continuing under the Credit Agreement as of the date hereof, including the Event of Default arising as a result of the failure to comply with Section 6.16 of the Credit Agreement, the Event of Default arising as a result of the failure to comply with Section 7.1 (b) of the Credit Agreement for the period ending June 30, 2008, the anticipated Event of Default arising from the anticipated failure to comply with Section 7.1 (b) of the Credit Agreement for the period ending September 30, 2008, and the Event of Default arising as a result of the failure to make an interest payment to Agent due on October 17, 2008 (each such Event of Default, an “Existing Default,” and, collectively, the “Existing Defaults”), and as a result of the Existing Defaults, Agent and the Lenders terminated their obligation to make further extensions of credit to or for the benefit of Borrower on September 11, 2008 and are entitled to exercise any and all default-related rights and remedies under the Credit Agreement, the Southwest Guaranty, the MTR Guaranty, the Southwest Pledge Agreement, the MTR Pledge Agreement and the other Loan Documents (which term, for purposes of this Agreement, does not include the MTR Guaranty or the MTR Pledge Agreement) and/or applicable law, including but not limited to foreclose on the Pledged Collateral, as defined in and pursuant to the provisions of the Southwest Pledge Agreement and the MTR Pledge Agreement, respectively; and

WHEREAS, as a result of the Existing Defaults and the financial difficulties of the Borrower, the parties hereto desire to enter into the documents and transactions identified and described herein.

NOW THEREFORE, in consideration of one dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Concurrent Transactions.  Concurrently herewith, the parties hereto intend to execute and deliver the following agreements and effect the following transactions, all of which, collectively, are intended to constitute one transaction.  All documents or other deliveries required to be made by the parties hereto at Closing (as defined below), and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by the parties hereto have been made, and all concurrent or other transactions shall have been consummated.

(a)          Purchase Agreement.  On the date hereof, Agent and SCH shall enter into that certain Limited Liability Company Interest Purchase Agreement dated of the date hereof (the “Purchase Agreement”);

(b)         Limited Covenant Not to Sue.  On the date hereof, Agent and the Southwest Guarantors shall enter into that certain Limited Covenant Not to Sue and Release of Limited Guaranty dated as of the date hereof (the “Covenant Not to Sue”);

(c)          Consulting Agreement.  On the date hereof, Agent and SCH shall enter into that certain Consulting Agreement dated as of the date hereof (the “Consulting Agreement,” and, collectively with this Agreement, the Purchase Agreement and the Covenant Not to Sue, the “Transaction Documents”);

(d)         Closing.  The transactions contemplated by the Purchase Agreement, the Covenant Not to Sue and the Consulting Agreement shall have closed and been consummated by no later than October 19, 2008 (the “Closing”); and

(e)          Delivery.  The obligation of Agent to consummate the transactions contemplated by this Agreement is subject to the delivery by each of the Southwest Guarantors of certified copies of resolutions of the governing bodies of each of the Southwest Guarantors authorizing and approving the transactions contemplated by this Agreement.

2.                                       Acknowledgements of Southwest Guarantors; Existing Defaults; Outstanding Obligations.

(a)          Outstanding Obligations.  Each of the Southwest Guarantors acknowledges and agrees that the aggregate balance of the outstanding Obligations under and as defined in the Credit Agreement as of October 17, 2008 was not less than $42,192,394.

The foregoing amount does not include any of the interest, fees, costs, and expenses to which Agent and/or any Lender is entitled under the Credit Agreement or other Loan Documents.  All of the foregoing Obligations are outstanding, and each of the Southwest Guarantors acknowledges and agrees that (i) they are jointly and severally liable for the Obligations to the extent provided under the Southwest Guaranty, and (ii) they have no right of offset, defense, or counterclaim with respect to any of the Obligations.

Pursuant to the Credit Agreement and other Loan Documents, each of the Southwest Guarantors acknowledges, ratifies, reaffirms, confirms and agrees that the Agent and Lenders have, and shall continue to have, valid, enforceable and perfected first priority Liens, subject to Permitted Encumbrances that are entitled to priority under applicable law, upon all of the Collateral as security for payment of the Obligations to the extent provided under the Credit Agreement and other Loan Documents.

(b)         Existing Defaults.  Each of the Southwest Guarantors acknowledges and agrees that (i) each of the Existing Defaults has occurred and is continuing as of the date hereof, (ii) none of the Existing Defaults has been cured as of the date hereof, (iii) except for the Existing Defaults, no other Defaults and/or Events of Default have occurred and are continuing as of the date hereof and (iv) as a result of each of the Existing Defaults, Agent and the Lenders have no obligation to make further extensions of credit to or for the benefit of Borrower, and the Agent is entitled to exercise any and all default-related rights and remedies under the Credit Agreement, the other Loan Documents and/or applicable law, including, without limitation, its right at any time, as applicable, (1) to accelerate the Obligations, (2) to commence any legal or other action to collect any or all of the Obligations from any or all of the Borrower and the other Loan Parties and/or any Collateral or any property pledged by the Southwest Guarantors as security for the Obligations (the “Other Collateral”), (3) to foreclose or otherwise realize on any or all of the Collateral or Other Collateral and/or as appropriate (including to foreclose on the Pledged Collateral under the Southwest Pledge Agreement), set-off or apply to the payment of any or all of the Obligations, any or all of the Collateral or Other Collateral, (4) to take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Credit Agreement, the Southwest Guaranty, the Southwest Pledge Agreement and all other Loan Documents and/or applicable law, and (5) to reject any forbearance, financial restructuring or other proposal made by or on behalf of the Borrower, any other Loan Party or any creditor or equity holder.

(c)          Directors of Borrower.  The parties hereto acknowledge, agree and consent to the following:  (i) immediately prior to the Closing, Agent has rescinded its letter to SCH and MTR Harness dated October 16, 2008 regarding “Removal and Appointment of Directors” and (ii) immediately prior to the Closing, SCH has removed the two Directors previously appointed by SCH to the Board of Directors of the Borrower and has appointed in their place Mark D. Thompson and Erwin A. Marks to the Board of Directors of the Borrower in accordance with Article VII, Section 4.2 of the Member Control Agreement.

3.                                       Reservation of Rights; No Effect on Obligations or Liens of Agent.  Except to the extent explicitly set forth herein and in the Transaction Documents, Agent expressly reserves all of its rights, powers, privileges and remedies under the Credit Agreement, the Southwest Guaranty, the MTR Guaranty, the Southwest Pledge Agreement, the MTR Pledge Agreement and all other Loan Documents and/or applicable law, including, without limitation, its right at any time, as applicable, (i) to accelerate the Obligations, (ii) to commence any legal or other action to collect any or all of the Obligations from any or all of the Borrower and the other Loan Parties and/or any Collateral or Other Collateral, (iii) to foreclose or otherwise realize on any or all of the Collateral or Other Collateral and/or as appropriate (including to foreclose on the Pledged Collateral under the Southwest Pledge Agreement and/or the MTR Pledge Agreement), set-off or apply to the payment of any or all of the Obligations, any or all of the Collateral or Other Collateral, (iv) to take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the

Credit Agreement, the Southwest Guaranty, the MTR Guaranty, the Southwest Pledge Agreement, the MTR Pledge Agreement and all other Loan Documents and/or applicable law, and (v) to reject any forbearance, financial restructuring or other proposal, other than the transactions contemplated in this Agreement and the Transaction Documents, made by or on behalf of the Borrower, any other Loan Party or any creditor or equity holder.  No oral representations or course of dealing on the part of Agent, any Lender or any of its officers, employees or agents, and no failure or delay by Agent or any Lender with respect to the exercise of any right, power, privilege or remedy under any of the Credit Agreement, the Southwest Guaranty, the MTR Guaranty, the Southwest Pledge Agreement, the MTR Pledge Agreement or any of the other Loan Documents or applicable law shall operate as a waiver thereof, and the single or partial exercise of any such right, power, privilege or remedy shall not preclude any later exercise of any other right, power, privilege or remedy.  Nothing herein or in the Covenant Not to Sue, the Purchase Agreement or the Consulting Agreement shall have any effect on the validity or enforceability of the Obligations or the Liens and security interests of Agent securing the Obligations.

4.                                       Release.  In exchange for the agreements of Agent set forth in the Covenant Not to Sue and the other Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Southwest Guarantors, on behalf of itself and its affiliates, successors and assigns, fully and forever remises, releases and discharges Agent, Lenders and each of their subsidiaries and affiliates, and each and all of their directors, officers, employees, attorneys, accountants, consultants, and other agents, of and from all manner of actions, choses in action, causes of action, expenses, losses, damages, judgments, executions, claims and demands, of whatsoever kind or nature, of law or in equity, whether known or unknown, arising out of or relating in any manner, to any cause or thing whatsoever, which any Southwest Guarantor may have had, now has, or which any Southwest Guarantor hereafter can, shall or may have, for or by reason of any manner, cause or thing whatsoever, whenever arising, to and including the date of the Closing, including, without limitation, any and all claims in any way relating to the Credit Agreement, the other Loan Documents, the MTR Guaranty, or the MTR Pledge Agreement.  Notwithstanding any of the foregoing, if the Agent initiates against the Southwest Guarantors or any of their respective successors, assigns, insurers, administrators, heirs, and beneficiaries (the “Southwest Parties”), any proceeding of any nature based on any claim seeking to enforce the Southwest Guaranty or otherwise recover any amounts due thereunder from any of the Southwest Parties, then the release set forth in this paragraph shall be null and void and of no further force or effect.

5.                                       Representations and Warranties of Southwest Guarantors.  Each of the Southwest Guarantors represents and warrants to Agent as follows:

(a)          Status.  Each of the Southwest Guarantors is a duly formed, validly existing corporation in good standing under the laws of the state of its formation and has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted.

(b)         Authority.  Each of the Southwest Guarantors has full power, right and authority to execute and deliver this Agreement and the other Transaction Documents, and, subject to the terms of the Member Control Agreement, to perform its obligations hereunder and under the other Transaction Documents and consummate the transactions contemplated hereby and thereby.  The Southwest Guarantors’ execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation by the Southwest Guarantors of the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of each of the Southwest Guarantors.

(c)          Enforceability.  This Agreement and each of the other Transaction Documents has been duly and validly executed by each of the Southwest Guarantors and, upon delivery thereof by the Southwest Guarantors, will constitute a legally valid and binding obligation of the Southwest Guarantors enforceable against the Southwest Guarantors in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(d)         No Conflict.  The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation by the Southwest Guarantors of the transactions contemplated hereby and thereby, and compliance with the terms and provisions hereof and thereof, do not and will not:  (i) conflict with, violate, result in the breach of, or constitute a default under any provision of the Southwest Guarantors’ respective charter or by-laws; (ii) conflict with, violate, result in the breach of, constitute a default under, give rise to any right of acceleration, cancellation or termination of any right or obligation of the Southwest Guarantors under, or require any consent, approval, authorization or action or filing pursuant to, any agreement or other instrument to which either of the Southwest Guarantors is a party or by which either of the Southwest Guarantors or any of their properties or assets are bound; or (iii) violate or require any consent, approval, authorization or action or filing pursuant to, any Laws applicable to the Southwest Guarantors, or any of their properties or assets, except laws and regulations of the State of Minnesota applicable to the acquisition of an ownership interest in an entity licensed to engage in pari-mutuel wagering.

6.                                       Representations and Warranties of Agent.  The Agent represents and warrants to the other parties hereto as follows:

(a)          Status.  The Agent is a duly formed, validly existing limited liability company in good standing under the laws of Delaware and has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted.

(b)         Authority.  The Agent has full power, right and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and under the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby.  The Agent’s execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation by Agent of the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of the Agent.

(c)          Enforceability.  This Agreement and each of the other Transaction Documents has been duly and validly executed by the Agent and, upon delivery thereof by the Agent, will constitute a legally valid and binding obligation of the Agent enforceable against the Agent in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(d)         No Conflict.  The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation by the Agent of the transactions contemplated hereby and thereby, and compliance with the terms and provisions hereof and thereof, do not and will not:  (i) conflict with, violate, result in the breach of, or constitute a default under any provision of the Agent’s charter or by-laws; (ii) conflict with, violate, result in the breach of, constitute a default under, give rise to any right of acceleration, cancellation or termination of any right or obligation of the Agent under, or require any consent, approval, authorization or action or filing pursuant to, any agreement or other instrument to which the Agent is a party or by which the Agent or any of its properties or assets are bound; or (iii) violate or require any consent, approval, authorization or action or filing pursuant to, any Laws applicable to the Agent, or any of its properties or assets, except laws and regulations of the State of Minnesota applicable to the acquisition of an ownership interest in an entity licensed to engage in pari-mutuel wagering.

7.                                       Enforceability; Severability.  If any provision of this Agreement or any of the other Transaction Documents is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement and the other Transaction Documents.  Notwithstanding the foregoing, in the event that the sale contemplated by the Purchase Agreement is held to be wholly or partially unenforceable or invalid in any circumstance, then each of the Transaction Documents shall be invalid and unenforceable in their entirety, and of no further force or effect.

8.                                       Governing Law.  THIS AGREEMENT AND EACH OF THE OTHER TRANSACTION DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

9.                                       Consent to Jurisdiction.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH OF THE PARTIES TO THIS AGREEMENT EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  EACH OF THE SOUTHWEST GUARANTORS HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON THE SOUTHWEST GUARANTORS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO THE SOUTHWEST GUARANTORS, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

10.                                 Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.  EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH OF THE PARTIES TO THIS AGREEMENT WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

11.                                 Notices.  Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, sent by e-mail, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given:  (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York time; (c) if sent by e-mail, by the sender’s receipt of an e-mail acknowledgment confirming delivery thereof, (d) if delivered by overnight courier, one (1) Business

Day after delivery to the courier properly addressed; or (e) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed

Notices shall be addressed as follows:

If to the Southwest Guarantors:	Southwest Casino Corporation and Southwest
Casino and Hotel Corp
2001 Killebrew Drive, Suite 350
Minneapolis, MN 55425
ATTN: President
Fax: 952-853-9991

With a copy to:	Oppenheimer Wolff & Donnelly, LLP
Plaza VII, Suite 3200
35 South 7th Street
Minneapolis, MN 55402
Attn: D. William Kaufman
Fax: 612-607-7100

If to Agent:	Black Diamond Commercial Finance, L.L.C.
100 Field Drive
Lake Forest, IL 60045-2580
ATTN: Hugo H. Gravenhorst
Fax: 847-615-9064

With a copy to:	Black Diamond Capital Management, L.L.C.
One Sound Shore Drive
Suite 200
Greenwich, Connecticut 06830
ATTN: Bob Rosenbloom
Fax: 203-552-1014

And to:	Latham & Watkins LLP
233 South Wacker Drive
Suite 5800, Sears Tower
Chicago, Illinois 60606
ATTN: Jeff Moran
Fax: (312) 993-9767

12.                                 References, Pronouns And Headings.  Except as otherwise specifically indicated, all references to Section or Subsection numbers refer to Sections and Subsections of this Agreement and all references to Exhibits refer to the Exhibits attached hereto.  The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular Section or Subsection hereof.  The word “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Agreement.  The word “or” means “and/or” and the words “include” and “including” shall not be construed as terms of limitation.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction.  The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

13.                                 Assignment.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and permitted assigns.  Notwithstanding the foregoing, no party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of Agent, in the case of an assignment by SCC or SCH, or of SCC and SCH, in the case of an assignment by Agent, and any purported assignment without such consent shall be null and void; provided, however, that (a) SCC, SCH and Agent may make such an assignment without consent to (i) its affiliates or (ii) a successor to all or a material portion of its assets or business, whether in a merger, sale of stock, sale of assets or other transaction, the definitive written agreement for which shall contain an express assumption by the successor or assignee of the obligations of SCC, SCH or Agent, as the case may be, hereunder and (b) Agent may make such assignment without consent to any Lender under the Credit Agreement.

14.                                 No Waiver.  Any extension or waiver of the obligations herein of either party shall be valid only if set forth in an instrument in writing referring to this section and signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

15.                                 No Oral Modification.  Neither this Agreement nor any of its terms or provisions may be amended, modified, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

16.                                 Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement shall be paid by the party incurring such cost and expenses.

17.                                 Entire Agreement.  This Agreement, including the other documents referred to herein which form a part hereof (including the Transaction Documents), contains the full agreement between the parties hereto on its subject matters, and supersedes and renders null and void all prior agreements or understandings, whether written or oral, which exist or may have existed between the parties with respect to its subject matters.

18.                                 Construction.  Each of the parties hereto acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Transaction Documents and that this Agreement and the other Transaction Documents shall be construed as if jointly drafted by the parties hereto and thereto.

19.                                 Additional Documents.  The parties hereto will, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by any other party hereto in order to carry out the purposes of this Agreement and the other Transaction Documents.

20.                                 No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns.

21.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, and all of which, taken together, shall constitute one and the same instrument.  The parties agree that telecopied copies of signatures will be sufficient, with original signature pages to be supplied and exchanged at a later date.

Signature page follows.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SOUTHWEST CASINO CORPORATION

By:	/s/ Thomas E. Fox
Name:	Thomas E. Fox
Its:	President

SOUTHWEST CASINO AND HOTEL CORP.

By:	/s/ Thomas E. Fox
Name:	Thomas E. Fox
Its:	President

BLACK DIAMOND COMMERCIAL FINANCE, L.L.C., as Agent

By:	/s/ Thomas E. Fox
Name:	Hugo H. Gravenhorst
Its:	Managing Director